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                        U.S. STOCK TRANSFER CORPORATION
                         1745 GARDENA AVENUE, SUITE 200
                               GLENDALE, CA 91204
                                 EXCHANGE AGENT

                               OFFER TO EXCHANGE
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               THE BANK OF HEMET

                                      FOR

                           COMMON STOCK AND WARRANTS

                                       OF

                        PACIFIC COMMUNITY BANKING GROUP

                             ---------------------

         THE SHARES OF COMMON STOCK OF PACIFIC COMMUNITY BANKING GROUP
MAY BE RE-SOLD TO THE PUBLIC IN THE INITIAL PUBLIC OFFERING OF PACIFIC COMMUNITY
                                 BANKING GROUP
                              SUBJECT TO PRORATION

                THE RIGHT TO PARTICIPATE IN THE PUBLIC OFFERING
              WILL EXPIRE AT 5:00, JULY 23, 1999, CALIFORNIA TIME.
           THE EXCHANGE AGENT MUST RECEIVE THE SHAREHOLDER DOCUMENTS
                                 BY THAT TIME.
 If the acquisition of The Bank of Hemet by Pacific Community Banking Group is
                                   approved,
 all shares of The Bank of Hemet common stock will automatically convert into a right to receive
      shares of Pacific Community Banking Group common stock and warrants.

                                 June 28, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by Pacific Community Banking Group, a California corporation, to act as Exchange Agent in connection with Pacific Community Banking Group's offer to acquire all of the outstanding common stock of The Bank of Hemet, a California corporation. In exchange for each share of The Bank of Hemet common stock, Pacific Community Banking Group offers 3.4 shares of Pacific Community Banking Group common stock and one ten-year warrant for one share of Pacific Community Banking Group common stock exercisable at 122% of the common stock's initial price to the public. Pacific Community Banking Group makes this offer subject to the terms and conditions of the First Restatement and Plan of Reorganization dated January 5, 1999 (as amended March 24, 1999 and April 2,
1999), as described in the accompanying Proxy Statement/Prospectus. The shares of Pacific Community Banking Group Common Stock received in the exchange will be eligible for immediate sale in the public offering of Pacific Community Banking Group, subject to proration under a requirement that the shareholders of The
Bank of Hemet as a group must sell between 75% and 88% of the stock received. In the public offering, Pacific Community Banking Group will sell its shares for a minimum of $15.00 per share. This is equivalent to a minimum of $51.00 for each share of The Bank of Hemet common stock surrendered, not counting the warrants. Please furnish copies of the enclosed materials
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to those of your clients for whose accounts you hold shares of The Bank of Hemet registered in your name or in the name of your nominee.

    THE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE FOLLOWING:

    - a majority of the holders of the common stock of The Bank of Hemet must vote to approve the acquisition by Pacific Community Banking Group;

    - all conditions to the public offering of Pacific Community Banking Group's common stock, firmly underwritten by Sutro & Co., Incorporated, must be satisfied, except for closing of the acquisition of The Bank of Hemet.

    ENCLOSED FOR YOUR INFORMATION AND USE ARE COPIES OF THE FOLLOWING DOCUMENTS:

    1. A Proxy Statement/Prospectus, dated June 25, 1999, including on its cover a letter to the shareholders of The Bank of Hemet from James B. Jaqua, President and Chief Executive Officer of The Bank of Hemet.

    2. A proxy card for shareholders of The Bank of Hemet to vote on the acquisition by Pacific Community Banking Group and other matters presented to the shareholders at the annual meeting.

    3. A Custody Agreement, Letter of Transmittal, Power of Attorney and Offer of Sale (the "Shareholder Documents") to be used by holders of shares of The Bank of Hemet Common Stock to surrender their shares for exchange and offer their new shares of Pacific Community Banking Group common stock to the underwriters of the public offering for resale to the public, with a space for the holder to state a preference of receiving cash or stock in the offering.

    4.  IRS Form W-9, including instructions.

       WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE RIGHT TO PARTICIPATE IN THE PUBLIC OFFERING EXPIRES AT 5:00 P.M., CALIFORNIA TIME, ON FRIDAY, JULY 23, 1999. THE EXCHANGE AGENT MUST RECEIVE THE SHAREHOLDER DOCUMENTS BY THAT TIME.

    In all cases, Pacific Community Banking Group will issue shares of its common stock in exchange for shares of The Bank of Hemet common stock only after the Exchange Agent receives certificates evidencing the shares of The Bank of Hemet common stock (or a confirmation of a book-entry transfer of those shares into the Depositary's account at a book-entry transfer facility). In all cases, shares of Pacific Community Banking Group common stock will not be offered for sale in the public offering unless the holder has timely submitted a Letter of Transmittal properly completed and duly executed, and any other required documents.

    Pacific Community Banking Group will not pay any fees or commissions to any broker, dealer or other person (other than the Transfer Agent and the Exchange Agent) in connection with the solicitation of tenders of The Bank of Hemet common stock pursuant to this exchange offer. However, Pacific Community Banking Group will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Pacific Community Banking Group will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares of common stock to it.

    Any inquiries you may have with respect to this offer should be addressed to The Bank of Hemet, 3715 Sunnyside Drive, The Bank of Hemet, Riverside, California 92506, attention Mr. James B. Jaqua.

    Additional copies of the enclosed material may be obtained from the Exchange Agent, U.S. Stock Transfer Corporation, at the address first shown above.